Name:  Athene Variable Life Account A

Address of Principal Business Office (No. & Street, City, State, Zip Code):
7700 Mills Civic Parkway
West Des Moines, IA   50266-3862

Telephone Number (including area code):  1-800-800-9882, Ext. 4672

Name and address of agent for service of process:
Megan A. Claypool
Senior Vice President and Chief Compliance Officer
Athene Annuity & Life Assurance Company
7700 Mills Civic Parkway
West Des Moines, IA  50266-3862

Check Appropriate Box: Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ ]* * NO [X ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Des Moines and State of Iowa on the 29th day of October, 2015.

					   ATHENE VARIABLE LIFE ACCOUNT A
					                       Registrant
			     By:  ATHENE ANNUITY & LIFE ASSURANCE COMPANY
								Depositor

						By: /s/ Guy H. Smith, III
       							Guy H. Smith, III
                       President, Athene Annuity & Life Assurance Company

Attest: /s/ Megan A. Claypool
            Megan A. Claypool
            Senior Vice President and Chief Compliance Officer